UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2014

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-14938

Delaware	54-1272589
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 North Hamilton Street, No. 200 High Point, North Carolina	27260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On November 26, 2014, the Company used $15 million in cash to pay down policy loans and accrued interest on certain company-owned life insurance policies being used to fund the Company’s obligations under the Company’s Deferred Compensation Capital Enhancement Plan (the “Plan”). As a result, the Company’s cash balance at the end of November decreased $15 million to $5.9 million and the cash surrender value of life insurance policies, net of policy loans, increased to $15 million. Total assets for the Company remain unchanged after this transaction. The Company can borrow against the cash surrender value of these policies at any time in the future.

The Plan is an unfunded, nonqualified deferred compensation arrangement that was effective in 1986 and has been frozen since 1991.  A copy of the Plan is filed as Exhibit 10.1 to this Form 8-K.

The Company is charged interest at a fixed rate of 13.13% on the life insurance policy loans relating to the Plan and earns a fixed return of 12.63% on the borrowed portion of the cash surrender value of these life insurance policies. The fixed return on non-borrowed cash surrender value is 4%. Any cash surrender value growth from fixed returns, net of related plan costs, is accounted for as components of employee benefits in operating income. Historically, the Company realized a tax benefit through the deductability of the interest payments on these policy loans. As the policies matured, the growth in the policies’ cash surrender value from fixed returns, net of related plan costs, in operating income was offset in net income by the interest charge on the loans against the policies and tax benefit generated by deductability of the related interest payments. However, the Company is not currently realizing this benefit due to the Company’s current tax-loss position with approximately $45 million in net operating loss carryforwards.

Total interest expense for the year ending December 31, 2014 is expected to be approximately $3.0 million, while the offset in operating income for growth in cash surrender value net of expenses is expected to be approximately $2.4 million.  With the payoff of $15 million against policy loans and accrued interest, we expect interest expense for 2015 to be approximately $1.4 million and cash surrender value growth net of expense to also be approximately $1.4 million making the policy earnings neutral.

The Company’s decision to use excess cash to pay down policy loans was based on a number of factors including:

  the increase of the Company’s net operating loss carryforwards to approximately $45 million from $25 million at year-end 2013 due mostly to the discontinuation of its Young America product line, as well as the likelihood that the Company will not be able to realize the tax benefit from deducting interest payments on the policy loans for a number of years;

  the increased portion of operating income resulting from the appreciation of the cash surrender value of these insurance policies after the elimination of approximately 40% of the Company’s revenues due to the discontinuation of its Young America product line;

  the 4% growth rate on the non-borrowed cash surrender value of these insurance policies compared to rates currently available for alternative investments of excess cash.

The Company will continue to review the overall impact of the Plan and the life insurance policies on the financial statements and their benefits. The Company does not expect this pay down of policy loans and accrued interest to have a material impact on its previously announced expectations to exit the year operating profitably.

 Certain statements made in this Form 8-K are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, our ability to collect receivables from Young America customers whose businesses are negatively impacted by the cease of Young America production, our ability to manage relations with Stanley Furniture customers who have also been Young America customers,  the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure. Any forward looking statement speaks only as of the date of this Form 8-K and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

10.1        Stanley Interiors Corporation Deferred Compensation Capital Enhancement Plan, effective January 1, 1986, as amended and restated effective August 1, 1987.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: December 10, 2014	By:	/s/Anita W. Wimmer
Anita W. Wimmer
Vice President of Finance
(Principal Financial and Accounting Officer)